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                         COMPASS BANCSHARES, INC.
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

DIRECTIONS
Compass News for Employees


March 4, 1995
Volume 1, Issue 4


CEO JONES SHOOTS STRAIGHT ON CRITICAL ISSUES

     Over the past few weeks, Chairman and CEO D. Paul Jones, Jr. has responded to a number of questions from employees through memos, meetings and newsletters.

     In a recent interview with Directions, Jones recapped some key points related to several important issues, including mergers and acquisitions, the bank's strategic plan, earnings and executive compensation.

     DIRECTIONS: In response to inquiries about the possibility of Compass merging with another large Alabama-based bank, our response was "no comment." We know that the board has approved our three-year strategic plan, which does not include the sale of the bank. Why did we choose to say "no comment"?
     MR. JONES: It has long been our policy to not comment on any mergers or acquisitions, including rumors no matter how ridiculous. We adopted this policy several years ago when we began our acquisition program. Commenting on rumors can fuel speculation in our stock or other banks' stocks. If tomorrow we received a call from the press asking us to comment on a rumor that Compass was in negotiations with another bank, our response would be the same. Not commenting does not mean we are confirming the rumor. It simply means we choose not to comment.

     DIRECTIONS: So, we're not planning to merge with another bank?
     MR. JONES: No. While I can't comment on every discussion or rumor, I can say that there are no substantive or ongoing talks with any company-- headquartered inside or outside Alabama--about a possible merger of equals or a sale of the bank. The board looked at all of the company's strategic options with the assistance of an independent financial advisor, including a sale or merger of equals, and determined to stay the course by adopting the three year strategic plan which we have described earlier.
     Our retired chairman knows full well that as a part of our strategic planning process we considered the possibility of an in market merger. He also knows that the idea was rejected and that his discussion of the board's deliberations violates the confidence placed in him by the board. The rumors that he is spreading are designed to breed suspicion and mistrust and divert attention away from the fact that his proposal would have cost many employees their jobs.
     We must not allow ourselves to be drawn into a public debate over every idea considered and rejected by our board. Let's don't get confused here. Mr. Brock is saying that he absolutely will sell the bank under his plan. The board is saying that isn't in their plan at all.

     DIRECTIONS: Why did the board initiate this review at all?
     MR. JONES: That goes back to the board's purpose and responsibilities. Our board's function is to govern the corporation in a way that serves the long term interests of the shareholders. The board makes informed decisions after being presented with all the facts.
     Last fall, when Mr. Brock informed the board that he had shopped our bank and found one out of state bank, First Union, that was interested, his actions came as a surprise to the board. The board had not authorized Mr. Brock to shop the bank and hadn't considered a sale of the bank as a present strategic option. The board felt it necessary to get expert advice before taking any action to ensure it was meeting its obligations to our shareholders.
     The board then initiated an evaluation of all of Compass' strategic options, some of which we have already mentioned. The board considered merging with another bank similar in size to Compass or selling to a larger bank--both of which involved consideration of in market and out-of-state mergers and acquisitions and the First Union proposal; implementing a stock repurchase program, which a number of other banks have done; and implementing our strategic plan. After evaluating all of these options, and on advice from independent investment advisors, the board approved going forward with the three year strategic plan as the course of action that was in the best interests of our shareholders.

     DIRECTIONS: Is "three years" a critical time frame?
     MR. JONES: No. The plan extends three years out. Each year, we will re evaluate and add to it. With its approval of this plan, the board has given its vote of confidence in our moving forward. We must justify the confidence the board has placed in us. A year from now, management will examine how we have performed toward our plan and how the plan should look another three years down the road.

     DIRECTIONS: Why did Mr. Brock initiate the proxy fight?
     MR. JONES: He wants to control the company. When he found he could not assert his will over the board, he decided to try to change the board, and then to sell the company. He is proposing three nominees to run for election against the three people who are nominated by the board.

     DIRECTIONS: An article in which Mr. Brock was interviewed implied that Compass decreased its provision for loan losses at year-end 1994 to compensate for the first quarter trading loss the bank reported due to mortgage-backed securities.
     MR. JONES: That is not the case. Our continued sterling credit quality dictated that we reduce our 1994 provision for loan losses. In fact, our nonperforming asset to loan ratio is the lowest in our company's history. We simply reduced our loan loss provision to levels that accurately reflected the need.

     DIRECTIONS: Mr. Brock also has been critical of the payment of executive incentives.
     MR. JONES: When Mr. Brock criticizes paying executive incentives, he also criticizes the company's contribution to the Employee Stock Ownership Plan for all employees. Executive incentives are based on the same earnings per share growth formula that is used to determine the company's contribution to the ESOP. I also might add that this is a change we implemented shortly after I became CEO. Now, executive incentives can not be paid if no contribution is made to the ESOP/401(k), in which all employees may participate.

     DIRECTIONS: Mr. Brock has criticized the termination agreements that Compass has with some executives.
     MR. JONES: When Mr. Brock told the board that he had tried to sell the bank and began attempting to reassert control over the company, the entire board, including Mr. Brock, his son, Skip, and Mr. Leach, recognized that this disruption could cause key senior executives of the company to seek employment in a more stable environment. Without a stable core of senior management leadership, not only would it be difficult to run the company, but also difficult to resist Mr. Brock's efforts to take over and sell our organization. One solution to this problem that is commonly used in large companies, including other Alabama banks, are termination agreements.
     The agreements in place at Compass provide for payments to nine designated senior executives only if there is a change in control of the company. The overriding purpose for these agreements is to ensure that those senior people most critical to the day to day operations of the business stay with the company and assist during the transition between the time a change of control is announced and the time it is completed. In the case of a bank, this can be a considerable period of time due to the regulatory approvals that are required.
     These agreements were put in place by the board to give senior officers an incentive to stay with the company through any change and to protect the interests of the shareholders and employees.
     It is important to note that the agreements referred to are not employment agreements. They do not guarantee anyone a job; they don't take effect until the company is sold, and they don't guarantee employment after the change. In a sense, the easiest way for senior management to benefit from these agreements would be to follow Mr. Brock's plans, sell the bank, and collect their termination pay. Perhaps it was this hope that motivated Mr. Brock, his son and Mr. Leach to vote for these agreements. However, senior management has supported the board against Mr. Brock's efforts to sell the company, and he is now saying that, notwithstanding his favorable vote, he believes these agreements are a bad idea and that they are motivated by greed on the part of management. In fact, if Mr. Brock is successful in his attempt to take over the board he will be able to discharge any and all members of the senior management team at will and without any payments to anyone because there will be no change in control under the contract at that time.
     Unfortunately, I think that he is using this issue in an attempt to drive a wedge between those to whom the board gave these agreements and other employees in an attempt to destroy trust and confidence in the board's leadership. It is also an attempt to draw attention away from the fact that Mr. Brock's quarrel is with his hand picked board and focus instead on criticizing management. Since he can't attack the bank's record of performance he is attempting to impugn the integrity of people who have led us to where we are.

     DIRECTIONS: Now that the door is open with regards to interstate banking, is Mr. Brock's statement, to paraphrase, "it's not a question of if you'll sell, it's when you'll sell" accurate?
     MR. JONES: As the final barriers to interstate banking begin to fall, banks in every state will be open to acquisitions. Employees at Compass and at other large Alabama based banks likely will hear more about other banks' attempts to move into the state and more about in market mergers.
     Consolidation of the banking industry has been taking place for the past 10 years. Mergers and acquisitions have occurred at an unprecedented rate, yet we have not been regarded as a target. In fact, we've been on the other side, as an active acquiror of other banks. Our protection against a merger or buy-out has been our performance and our ability to produce results that consistently have rewarded our shareholders.
     Our best defense will continue to be our performance. The board has given its vote of confidence in our ability to perform with its approval of our strategic plan. Our future is in our own hands.



                              [Quote for article]

Our best defense will continue to be our performance. The board has given its vote of confidence in our ability to perform with its approval of our strategic plan. Our future is in our own hands.

                                      ###

PLEASE NOTE
     Over the coming weeks, we may not be able to communicate with you in Directions about all of the information you will be receiving by mail. We will make every attempt to provide you with as much information as possible regarding the company's goals, performance, business activities and other news you need to know as an employee of Compass.

                                      ###

COMPASS BANCSHARES SETS ANNUAL MEETING DATE, ANNOUNCES SLATE OF DIRECTORS
     Compass Bancshares, Inc. has announced that the board of directors set April 11, 1995, as the date of the company's Annual Meeting of Shareholders.
     The record date for shareholders eligible to vote at the meeting was set by the board as March 8, 1995.
     The meeting will be held at the Birmingham Jefferson Civic Center, 1 Civic Center Plaza, Birmingham, Ala., beginning at 9:30 a.m. Central time.
     The business at the meeting will include the election of three directors to serve for three year terms. The board of directors has nominated two directors for re-election and one new director to fill the seat being vacated by a retiring director.
     The two directors standing for re election are D. Paul Jones, Jr., and Charles W. Daniel. The new director nominated by the board is George W. Hansberry, M.D., a prominent Decatur, Ala., physician.
     Jones, 52, has served as chairman of the board and chief executive officer of Compass Bancshares and Compass Bank since 1991, a period in which the company has posted record earnings and growth. He joined Compass and became a director in 1978, and was appointed president and chief operating officer in 1989.
     Daniel, 54, is president of Dantract, Inc., a Birmingham based real estate investment firm. He is the son of Hugh Daniel, a Compass founder, and has served as a director of Compass since 1982.
     Hansberry, 67, is a physician in Decatur, Ala., and a founding member of Compass Banks Decatur city board of directors, on which he has served since 1972.

                                      ###

ESOP VOTING WILL BE CONFIDENTIAL
     Employees voting their shares held in the Employee Stock Ownership Plan/401(k) can be assured that the way they vote will be kept confidential.
     The Trust Division has developed procedures and has hired an independent fiduciary to protect the confidentiality of voting of ESOP/401(k) shares and shares held in the Payroll Based Employee Stock Ownership Plan (PAYSOP), which was available from 1985 86.
     You will receive more information about these procedures in an upcoming issue of Directions.


                                      ###

VOLUNTEERS NEEDED
     A number of employees have asked how they can participate or help the board in the upcoming proxy contest.
     Compass has a need for a small group of volunteers to assist with contacting shareholders in the Birmingham area by telephone over the next few weeks.
     If you are interested in participating, please call Employee Relations, at
(205) 933 3320 or ext. 3320 in Birmingham, by Monday, March 6.

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HOTLINE NUMBERS:
     Ext. 4888 in Birmingham; 1 800 239 1009 outside Birmingham and in Florida; 831 5885 in Houston; or 1 800 284 8341 outside Houston.

                                      ###

Directions is produced twice monthly by the Employee Relations Department for employees of Compass Bancshares and its affiliates, headquartered at 15 South 20th Street, Birmingham, AL 35233.
                                       Becky Pinkston and Pam Cochran, Editors.


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